Exhibit 99.1

For Immediate Release Contact: Harvey Grossblatt, CEO Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments Reports Second-Quarter Results

OWINGS MILLS, MD. November 19, 2014: Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced results for its fiscal second quarter ended September 30, 2014.

For the three months ended September 30, 2014, the Company reported a net loss of $954,212, or $0.41 per basic and diluted share, on net sales of $2,223,943, compared to a net loss of $2,559,218 or $1.12 per basic and diluted share, on net sales of $3,195,611 for the same period last year. Included in the results for the quarter ended September 30, 2013 was a non-cash charge of $2,479,901 to provide an allowance against the Company’s deferred tax asset.

For the six months ended September 30, 2014, sales were $4,738,328 versus $6,201,280 for the same period last year. The Company reported a net loss of $1,697,061, or $0.73 per basic and diluted share, compared to a net loss of $2,578,748 or $1.13, per basic and diluted share. Included in the prior years’ six months results was the non-cash charge of $2,310,835 as an allowance against the deferred tax asset.

“The primary reason for lower sales in both the first and second fiscal quarters was due to delays in the introduction of our new 10-year sealed battery products. The Company began shipping two new 10-year sealed carbon monoxide alarms in October 2014, and expects to receive independent testing laboratory certification for several additional models of 10-year sealed ionization smoke alarms later this month. Sales of the additional models are expected to begin in January 2015. The certifications for the balance of our new product line of 10-year sealed battery and AC/DC photoelectric and combination smoke and carbon monoxide alarms should be completed during the first half of 2015.

Additionally we have been advised by a large national home center that they are going to start to carry our 4 in 1 combination smoke, carbon monoxide and natural gas alarm chain wide starting in December 2014.

Our Joint venture also had lower sales and earnings in both the first and second quarters. We anticipate that with the introduction of our complete line of sealed products the Joint Venture will return to profitability.” said Harvey Grossblatt, CEO of Universal.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	Three Months Ended September,
	2014	2013
Sales	$2,223,943	$3,195,611
Net (loss)	(954,212)	(2,559,218)
(Loss) income per share:
Basic	$(0.41)	$(1.12)
Diluted	$(0.41)	$(1.12)
Weighted average number of common shares outstanding:
Basic	2,312,887	2,287,887
Diluted	2,312,887	2,287,887

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended September 30,
	2014	2013
Sales	$4,738,328	$6,201,280
Net (loss)	(1,697,061)	(2,578,748)
(Loss) income per share:
Basic	$(0.73)	$(1.13)
Diluted	$(0.73)	$(1.13)
Weighted average number of common shares outstanding:
Basic	2,312,887	2,287,887
Diluted	2,312,887	2,287,887

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2014	2013
ASSETS
Cash and investments	$2,788,927	$1,017,402
Accounts receivable and amount due from factor	1,620,317	2,280,261
Inventory	2,841,982	6,043,640
Prepaid expenses	382,137	361,757
TOTAL CURRENT ASSETS	7,633,363	9,703,060

INVESTMENT IN HONG KONG JOINT VENTURE	14,080,131	15,010,284
PROPERTY, PLANT AND EQUIPMENT – NET	198,760	212,371
OTHER ASSETS AND DEFERRED TAX ASSET	38,134	38,134
TOTAL ASSETS	$21,950,388	$24,963,849

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$778,295	$426,434
Accrued liabilities	292,250	155,862
TOTAL CURRENT LIABILITIES	1,070,545	582,296

LONG TERM OBLIGATION	25,000	25,000

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,287,887 and 2,312,759 at September 30, 2013 and 2012, respectively	23,129	22,879
Additional paid-in capital	12,885,841	12,793,724
Retained earnings	6,738,055	10,306,612
Accumulated other comprehensive income	1,207,818	1,233,338

TOTAL SHAREHOLDERS’ EQUITY	20,854,843	24,356,553

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$21,950,388	$24,963,849